EXHIBIT 21.1

AdCare Subsidary Companies

Company	Address	Subsidary Of	% Ownership
AdCare Health Systems, Inc.	5057 Troy Road, Springfield, OH 45502		100%
AdCare Management Company	5057 Troy Road, Springfield, OH 45502	AdCare Health Systems, Inc	100%
Assured Health Care, Inc.	5057 Troy Road, Springfield, OH 45502	AdCare Health Systems, Inc	100%
Hearth & Home of Ohio, Inc.	5057 Troy Road, Springfield, OH 45502	AdCare Health Systems, Inc	100%
Hearth & Home of Van Wert, Ltd.	16937 Defiance Trail Road, Van Wert, OH 45891	AdCare Health Systems, Inc	48.5%
Hearth & Home of Vandalia, Inc.	5057 Troy Road, Springfield, OH 45502	AdCare Health Systems, Inc	100%
New Lincoln Co.	5057 Troy Road, Springfield, OH 45502	AdCare Health Systems, Inc	49%
Hearth & Care of Greenfield, LLC	5057 Troy Road, Springfield, OH 45502	AdCare Health Systems, Inc	100%
The Pavilion Care Center, LLC	5057 Troy Road, Springfield, OH 45502	AdCare Health Systems, Inc	100%